Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) dated as of May 13, 2026 is by and between BiomX Inc., a Delaware corporation (“BiomX”), and Mandragola Ltd., an Israeli company (“Mandragola”).

WHEREAS, the parties are parties to Stock Purchase & Assignment Agreement (the “SPA”) pursuant to which the Company purchased from Mandragola 100% of Mandragola’s shareholdings in DFSL, representing 60% of the issued and outstanding voting equity capital of DFSL on a fully diluted basis; and

WHEREAS, pursuant to the terms of the SPA, Mandragola agreed to provide to the BiomX a credit line in an amount and on terms to be mutually agreed u, to be utilized for the development and expansion of the business of BiomX, including the operation of DFSL;

WHEREAS, the parties desire to enter into this more formalized arrangement regarding the terms of borrowings to be made available to BiomX and its subsidiaries;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Line of Credit. Mandragola hereby establishes a line of credit (the “Credit Line”) to be available to BiomX or any operating subsidiary of BiomX, including without limitation, Biomx Ltd, DFSL, Zorronet (each of which shall hereinafter be referred to as “Borrower”) in the aggregate principal amount of up to Two Million and 00/100 Dollars ($2,000,000.00) (the “Credit Limit”). Any Borrower shall have the right to borrow, prepay, and reborrow, an amount up to the Credit Limit. In connection herewith, Borrower shall execute and deliver to Lender a convertible promissory note reflecting the draw down on the Credit Line up to a maximum of the Credit Limit and in the form annexed hereto as Exhibit A (the “Note”). All sums advanced on the Credit Line or pursuant to the terms of this Agreement (each an “Advance”) shall accrue interest at the annual rate of 12% and be convertible to shares of common stock of BiomX based on the last closing price immediately prior to the date of the Request Notice (defined below).

The parties hereby agree that the prior advances made by Mandragola in respect of the purchase of the DFSL shares shall be deemed to be an Advance to BiomX and within the Credit Limit and shall be reflected by a Note executed in such amount.

2.  Advances. Any request for an Advance may be made from time to time and in such amounts as Borrower may choose; provided, however, any requested Advance will not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit. A request for an Advance shall be made by Borrower in a written notice (the “Request Notice”) to Mandragola at least two (2) business days prior to the date that Borrower desires to receive an Advance. Mandragola shall disburse to Borrower the requested Advance on or before the date specified in Borrower’s Request Notice. Mandragola may refuse to make any requested Advance if an Event of Default (as defined below) has occurred and is continuing hereunder either at the time the Request Notice is given or the date the Advance is to be disbursed, by providing written notice to Borrower of such refusal (which notice shall also specify the Event of Default upon which such refusal is based) no later than the date on which the Advance is to be disbursed to Borrower. Borrower shall pay, and there shall be immediately due and payable, the entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder. Borrower may prepay principal at any time without penalty or premium.

3.  Warrants. In further consideration of making the Credit Line available to the Borrowers, BiomX shall issue a warrant to Mandragola for 2,000,000 shares of common stock of BiomX, exercisable for 5 years and containing other terms and conditions as provided in the warrant attached hereto as Exhibit B.

4.  Events of Default. An “Event of Default” will occur if any of the following events occurs: (a) failure to pay any principal or interest hereunder within fifteen (15) business days after written notice by Mandragola of Borrower’s failure to make such payment when due; and (b) filing by or against Borrower, as the case may be, of a voluntary or involuntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

5.  Remedies. Upon the occurrence of an Event of Default, Mandragola may declare the entire unpaid principal balance, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind. Mandragola may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement. No failure or delay on the part of Mandragola in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity.

6.  Miscellaneous.

6.1  Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by facsimile, once such notice is transmitted to the facsimile number specified below and the appropriate answer back or telephonic confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(i) If to Mandragola:

8 Ha’Gavish Street, 5th Floor

Netanya, Israel

Email: a@mandragolaltd.com

Or mandragolaltd@gmail.com

Attn: Gur Aryeh Segal

(ii) If to a Borrower, to its address on the Request Notice with a copy to:

BiomX Inc.

Email: Michaelo@Biomx.com

Attn: MIchaelOster

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

6.2  Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware and the federal laws of United States applicable therein, without giving effect to principles of conflicts of law.

6.3 Waiver of any and all Rights to a Trial by Jury. All parties to this Agreement unconditionally, irrevocably and expressly waive all rights to trial by jury in any action, proceeding, suit, counterclaim or cross-claim in any matter (whether sounding in tort, contract or otherwise) in any way arising out of or otherwise relating to this Agreement or the transaction or the relationships established hereunder. All parties confirm that the foregoing waiver of a trial by jury is informed and freely made.

6.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

6.5 Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

6.6  Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Lender and Borrower, or in the case of a waiver, by the party waiving compliance.

6.7 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

6.8 Execution. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

BIOMX INC.

By:	/s/ Michael Oster
Name:	Michael Oster
Title:	CEO

MANDRAGOLA LTD.

By:	/s/ Gur AryehSegal
Name:	G A Segal
Title:	Director

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